PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (this “Agreement”), dated as of April 16, 2013, is made and entered into by and among KIT digital, Inc. (the “Company”); and JEC Capital Partners, LLC (“JEC”), Stichting Bewaarder Ratio Capital Partners (“Ratio”), and Prescott Group Capital Management, L.L.C. (“Prescott”; and together with JEC and Ratio, the “Sponsors” and each a “Sponsor”). Each of the Company and Sponsors are sometimes referred to herein as a “Party” and collectively as the “Parties.”1

RECITALS

A.          The Sponsors hold shares of common stock in the Company.

B.          JEC is the holder of a promissory note, dated as of October 15, 2012, in the initial principal amount of $2,500,000 issued by the Company and holds an unsecured claim in the approximate amount of at least $500,000 owing under that certain Consulting Agreement, dated December 27, 2012, between the Company and JEC.

C.          A restructuring proposal term sheet (the “Term Sheet”), attached hereto as Exhibit A, sets forth the principal terms and conditions for a restructuring of the Company’s indebtedness and certain related transactions to be funded by the Sponsors (the “Restructuring”).

D.          This Agreement contemplates the implementation of the Restructuring through a chapter 11 plan of reorganization to be proposed by the Company substantially consistent in all material respects with the terms of the Term Sheet (the “Sponsored Restructuring”). The Parties agree and acknowledge that the terms of this Agreement will play a central role in the successful Restructuring.

NOW, THEREFORE, in consideration of the foregoing and the promises, mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.          Binding Term Sheet; Deposit; Financial Commitment

(a)       Notwithstanding anything to the contrary contained in the Term Sheet, the Term Sheet shall be binding upon the Parties and shall be incorporated by reference herein and be a part hereof. In the event of any inconsistency between the terms and conditions set forth in the Term Sheet and this Agreement, the terms and conditions of the Term Sheet shall govern.

(b)       Within two (2) days of the execution and delivery of this Agreement, the Sponsors shall deposit $1,500,000 (the “Deposit”) with Wilmington Trust, N.A. (the “Escrow Agent”) pursuant to the terms of that certain escrow agreement, to be dated as of the date the Deposit is made, by and among the Parties and the Escrow Agent. The Deposit will either be credited towards the Purchase Price or disbursed by the Escrow Agent to the Sponsors or the Company, as the case may be, as set forth in the Term Sheet.

1 All capitalized terms used, but not defined herein shall have the meanings ascribed to them in the Term Sheet:

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(c)       Simultaneously with the execution and delivery of this Agreement, the Sponsors and the Company shall have entered into a funding commitment letter (the “Commitment Letter”) providing for the Sponsors’ obligation to fund the Purchase Price, subject to the terms and conditions set forth therein.

Section 2.          Support of Restructuring.

(a)       During the term of this Agreement, Sponsors shall, in their capacity as Sponsors (including in their capacity as shareholders arising from any and all future purchases of common stock and as the holders of any unsecured or other claims against the Company) (and shall cause each of their representatives, agents and employees to) (i) use their commercially reasonable efforts to facilitate the solicitation, approval, confirmation and consummation of the Sponsored Restructuring on a timely basis; and (ii) not object to, challenge, vote to reject, or otherwise take any action or commence or participate, directly or indirectly, in any proceeding opposing any of the terms of the Sponsored Restructuring; provided, however, prior to voting on a plan of reorganization (whether in accordance with the provisions of this Section 2(b) or any other provision of this Agreement), Sponsors shall have received a disclosure statement in compliance with 11 U.S.C. § 1125.

(b)       During the term of this Agreement, the Company shall (i) use its commercially reasonable efforts to facilitate the solicitation, approval, confirmation and consummation of the Sponsored Restructuring on a timely basis; (ii) use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Sponsored Restructuring at the earliest date practicable, including to file, execute and deliver, as applicable, the Plan and all documents related thereto, the Disclosure Statement and any other documents necessary to effectuate the Sponsored Restructuring; (iii) provide draft copies of all material pleadings and applications that the Company intends to file in the Chapter 11 Case in support of the Sponsored Restructuring, including without limitation “first day motions” as soon as reasonably practicable and to consult in good faith with the Sponsors regarding the form and substance of any such proposed filing; and (iv) subject to Section 2(d), not take any action or commence or participate in any proceeding opposing any of the terms of the Sponsored Restructuring, nor, directly or indirectly, seek or support or encourage or join with any other person or entity in seeking, to challenge or otherwise oppose the Sponsored Restructuring.

(c)       During the term of this Agreement, Sponsors shall not, in their capacity as shareholders or creditors (including in their capacity as shareholders arising from any and all future purchases of common stock and as the holders of any claims against the Company), allow any of their representatives, agents or employees to, directly or indirectly (including, without limitation, by encouraging any other entity to), (i) solicit, support, prosecute, encourage or respond in the affirmative to any offer to purchase the equity of the Company, all or substantially all of its assets or propose any plan of reorganization or plan of liquidation to retain or dispose of all or any material portion of the equity of the Company or its assets, other than as part of the Sponsored Restructuring (an “Alternate Transaction”) or negotiate, enter into, consummate or otherwise participate in any Alternate Transaction, or (ii) take any other action that could reasonably be expected to hinder, block, prevent, delay or impede the transactions contemplated by the Term Sheet, including, without limitation, commencing against the Company any case, proceeding or action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors or exercising any remedies permitted under law.

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(d)       During the term of this Agreement, the Company shall not allow any of its representatives, agents or employees to, directly or indirectly (including, without limitation, by encouraging any other entity to), (i) solicit, support, prosecute, encourage or respond in the affirmative to any Alternate Transaction or negotiate, enter into, consummate or otherwise participate in any Alternate Transaction, or (ii) take any other action that could reasonably be expected to hinder, block, prevent, delay or impede the transactions contemplated by the Term Sheet, including, without limitation, commencing against the Company any case, proceeding or action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors; provided, however, as set forth in the Term Sheet, that if after the date hereof the Board of Directors of the Company receives a written offer to enter into an Alternative Transaction made after the date hereof in circumstances not involving a breach of this Section 2(d) and the Board of Directors of the Company (a) believes in good faith that such Alternative Transaction is bona fide, (b) determines in good faith that such Alternative Transaction constitutes or would reasonably be expected to lead to a superior proposal, it being understood and agreed that to the extent the existing common stock of the Company receives consideration from the bankruptcy estate, the Company will, within the bounds of its fiduciary duties, give greater consideration to transactions structured to allow the existing shareholders to retain an equity interest in the reorganized Company, and (c) determines in good faith, after consulting with and receiving advice of its outside counsel, that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to the Company’s stockholders under Delaware law, then the Company may, after providing the Sponsors not less than seventy-two (72) hours written notice of their intention to take such actions (i) furnish information with respect to the Company to the third party proposing such Alternative Transaction; provided that the Company, concurrently with its delivery to such third party, advises the Sponsors of all non-public information delivered to such third party and delivers to the Sponsors all such information not previously provided to the Sponsors, and (ii) consider and participate in discussions and negotiations with such third party or its representatives regarding such Alternative Transaction. During such 72-hour period, if the Sponsors match any such Alternative Transaction negotiated pursuant to this provision, then the Company shall pursue such Alternative Transaction with the Sponsors. As set forth in the Term Sheet, if the Company, after satisfying the terms hereof and not in breach of its obligations hereunder, the Company accepts or enters into an offer with respect to an Alternative Transaction with a third party, the Company shall pay a break-up fee to the Sponsors of $1.5 million and the Expense Reimbursement.

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Section 3.          Transfer of Interests or Claims.

Sponsors hereby agree not to sell, assign, transfer, hypothecate or otherwise dispose of, directly or indirectly (each, a “Transfer”), all or any of their shares (or any option thereon or any right or interest related thereto, including any voting rights associated with such shares) or claims, unless the transferee thereof (the “Transferee”) agrees in writing, by executing a joinder in a reasonable form requested by the Company and the other Sponsors to (a) assume this Agreement and (b) assume the obligations of the Sponsors under this Agreement, in their capacity as Sponsors, and deliver such joinder to the Company and remaining Sponsors at least one (1) Business Day prior to the relevant Transfer (each such Transferee becoming, upon such Transfer, a Party and, for the purposes of this Agreement, a Sponsor). Any Transfer by a Sponsor that does not comply with the requirements set forth in this Section 3 shall be null and void and shall be treated as if it never occurred.

Section 4.          Representations and Warranties.

(a)       Each of the Sponsors, severally, but not jointly represents and warrants to the Company that the following statements are true, correct and complete as of the date hereof:

(i)       (x) It is the beneficial owner of the common stock of the Company and claims against the Company, as more fully set forth on Schedule I and (y) except as set forth on Schedule I, it has no agreements, arrangements or understanding with any other person (except among themselves) with respect to the Company or with respect to any other equity securities or indebtedness of the Company except for the transactions contemplated by this Agreement.

(ii)       The Commitment Letter is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability; and

(iii)       The Sponsors are acquiring the Sponsor Common Stock for their own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(a)(11) of the Securities Act of 1933, as amended and the rules and regulations thereunder (the “Securities Act”)). The Sponsors understand that the Sponsor Common Stock will not have been registered under the Securities Act and may not be sold unless subsequently registered under the Securities Act, or an exemption from such registration is available. Each of the Sponsors is an “accredited investor” as defined under Regulation D of the Securities Act.

(b)       Each Party, severally, but not jointly, represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof:

(i)       It has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability, partnership or other similar action on its part;

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(ii)       The execution, delivery, and performance by such Party of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(iii)       The execution, delivery, and performance by such Party of this Agreement, subject in the case of the Company to the approval of the Bankruptcy Court to the extent required, does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body of which any Party is presently aware; and

(iv)       This Agreement, subject in the case of the Company to the approval of the Bankruptcy Court to the extent required, is the legally valid and binding obligation of it, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability.

Section 5.          Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any person, other than the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Section 6.          Settlement Discussions. This Agreement and the Term Sheet are part of a proposed settlement of matters that could otherwise be the subject of litigation among the parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rules of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.

Section 7.          Effectiveness. This Agreement (including the Term Sheet) shall become effective and binding against the Sponsors upon execution of this Agreement.

Section 8.          Termination. This Agreement may be terminated by the Sponsors or the Company, as the case may be, upon the occurrence of the events set forth in the Term Sheet (each a “Termination Event”). In addition, the following events shall be additional Termination Events:

(a)       Denial of the Company’s motion for approval of the Expense Reimbursement;

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(b)       Failure to obtain entry of an interim order approving JEC’s proposed debtor-in-possession financing arrangement within five (5) business days after the commencement of Company’s chapter 11 case;

(c)       Failure to obtain entry of a final order approving JEC’s proposed debtor-in-possession financing arrangement within twenty-one (21) calendar days after the commencement of Company’s chapter 11 case;

(d)       An event of default occurs under the Company’s debtor-in-possession financing arrangement that is not cured within the relevant cure period, if any, and the DIP Loan has been accelerated, unless such default is waived by the DIP Lender;

(e)       Entry of an order by the Bankruptcy Court, or any other court of competent jurisdiction, declaring this Agreement to be unenforceable;

(f)       Consummation of the Plan; and

(g)       Filing with the Bankruptcy Court by the Company of (i) plan of reorganization other than the Plan; (ii) a motion to approve an Alternative Transaction; or (iii) a withdrawal of the Plan or motion to withdraw the Plan.

Section 9.          Effect of Termination.

(a)       Upon the occurrence of the Termination Events set forth in Section 8(a), (b) or (c), this Agreement shall terminate with respect to the obligations of all Parties hereto upon delivery of written notice thereof from the Sponsors to the Company;

(b)       Upon the occurrence of the Termination Event set forth in Section 8(d) or (e), this Agreement shall terminate automatically with respect to the obligations of all Parties hereto and without further notice to or further act or failure to act by any Party; and

(c)       Upon the occurrence of the Termination Event set forth in Section 8(f) or any of the Termination Events specified in the Term Sheet, this Agreement shall terminate with respect to the obligations of all Parties hereto upon written notice thereof from the Party exercising such termination right:

provided, however, that any claim for breach of this Agreement shall survive termination and all rights and remedies with respect to such claims shall not be prejudiced in any way whatsoever; provided further however, that any breach of this Agreement by one or more Sponsors shall not create any rights or remedies against any other non-breaching Sponsors.

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Section 10.          Governing Law; Jurisdiction. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of New York. Each of the parties hereto agrees that any proceeding brought to enforce the rights or obligations of any party hereto under this Agreement (including the Exhibits attached hereto) shall be commenced and maintained in the Bankruptcy Court, and the Bankruptcy Court shall have exclusive jurisdiction over any such proceeding. By its execution and delivery of this Agreement, each Party (i) submits to the exclusive jurisdiction of the Bankruptcy Court and (ii) hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (A) such Party is not personally subject to the jurisdiction of such court, (B) such Party and such Party’s property is immune from any legal process issued by such court or (C) any litigation or other proceeding commenced in such court is brought in an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 17, or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

Section 11.          Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

Section 12.          Complete Agreement, Interpretation and Modification.

(a)       This Agreement, the Commitment Letter, and the Term Sheet attached hereto, constitute the complete agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, between or among the Parties with respect thereto.

(b)       This Agreement is the product of negotiation by and among the Parties. There shall be no presumption concerning whether to interpret this Agreement for or against any Party by reason of that Party having drafted this Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.

(c)       This Agreement may only be modified, altered, amended or supplemented by an agreement in writing signed by the Sponsors and the Company. No waiver of any provision of this Agreement or any default, misrepresentation, or breach of any representation, warranty or covenant hereunder, whether intentional or unintentional, shall be valid unless the same is made in a writing signed by the Party making such waiver, nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of any representation, warranty or covenant hereunder, or affect in any manner any rights arising by virtue of any prior or subsequent default, misrepresentation, or breach of any representation, warranty or covenant. The Parties expressly agree that this Agreement may not be modified, revised, or amended by the exchange of electronic messages, including, but not limited to, e-mail and text messaging.

Section 13.          Specific Performance. The Parties understand and agree that money damages would not be a sufficient remedy for any breach of this Agreement (including the Term Sheet or the Commitment Letter) by any Party, and further understand and agree that each non-breaching Party shall be entitled to the remedy of specific performance and injunctive or other equitable relief as a non-exclusive remedy of any such breach without the need to post a bond or other surety.

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Section 14.          Execution of Agreement. This Agreement may be executed and delivered (by facsimile, pdf or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same Agreement. Each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of such Party.

Section 15.          No Solicitation. While the Parties agree herein to vote in favor of the Plan, this Agreement is not and shall not be deemed to be a solicitation for votes in favor of any chapter 11 plan or consent to the Plan in contravention of applicable non-bankruptcy law or section 1125(b) of the Bankruptcy Code. Notwithstanding anything to the contrary contained herein, the acceptance of any Sponsor shall not be solicited until, and any obligation to support confirmation of the Plan is expressly conditioned on the receipt by such Sponsor of the Plan and a copy of the disclosure statement that shall have previously been approved by the Bankruptcy Court, after notice and a hearing, as containing adequate information as required by section 1125 of the Bankruptcy Code. Notwithstanding the foregoing provisions, nothing in this Agreement shall require any Party to take any action prohibited by the Bankruptcy Code, the Securities Act of 1933 (as amended), the Securities Exchange Act of 1934 (as amended), any rule or regulations promulgated thereunder, or by any other applicable law or regulation or by an order or direction of any court or any state or federal governmental authority.

Section 16.          Automatic Stay. The Parties acknowledge that the giving of notice or termination by any Party pursuant to this Agreement shall not be violation of the automatic stay of section 362 of the Bankruptcy Code.

Section 17.          Notices. All notices hereunder (including, without limitation, any notice of termination in accordance with Section 9) shall be deemed given if in writing and delivered, if sent by telecopy, courier or by registered or certified mail (return receipt requested) to the following addresses and telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice):

(a)          If to the Company:

KIT digital, Inc.

26 West 17th Street, 2nd Floor

New York, New York 10011

Attn: Fabrice Hamaide

Facsimile: (212) 206-7059

with copies to:

Bracewell & Giuliani LLP

1251 Avenue of the Americas

New York, New York 10020

Attn: Robb Tretter and Jennifer Feldsher

Facsimile: (212) 508-6101

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(b)          If to the Sponsors:

JEC Capital LLC

68 Mazzeo Drive

Randolph, Massachusetts 02368

Attn: Michael Torok

Facsimile: (480) 772-4733

with copies to:

Kasowitz, Benson, Torres & Friedman LLP

1633 Broadway

New York, New York 10019

Attention: Andrew K. Glenn, Esq.

Telecopy: (212) 506-1800

Telephone: (212) 506-1747

and

Prescott Group Capital Management

1924 South Utica, Suite 1120

Tulsa, OK 74104

Attn: Duminda Desilva

Facsimile: (918) 742-7303

with copies to:

Frederic Dorwart, Lawyers
124 East Fourth Street
Tulsa, Oklahoma 74103-5010

Attn: Samuel S. Ory
Facsimile: (918) 583-8251

and

Stichting Bewaarder Ratio Capital Partners

Utrechtseweg 31 d

3811NA Amersfoort

The Netherlands

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by telecopier shall be effective upon oral or machine confirmation of transmission.

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Section 18.          Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

KIT DIGITAL, INC.

By:	/s/ Fabrice Hamaide
	Name:	Fabrice Hamaide
	Title:	CFO

JEC CAPITAL PARTNERS, LLC

By:	/s/ Michael Torok
	Name:	Michael Torok
	Title:	Managing Director

STICHTING BEWAARDER RATIO CAPITAL PARTNERS

By:	E.A. Kuijl
	Name:	E.A. Kuijl
	Title:	Director

By:	/s/ G. B. Oldekamp
	Name:	G. B. Oldekamp
	Title:	Authorized Signatory A

PRESCOTT GROUP CAPITAL MANAGEMENT, L.L.C.

By:	/s/ Phil Frohlich
	Name:	Phil Frohlich
	Title:	Manager

[Signature Page to Plan Support Agreement]

Exhibit A

Execution Version

KIT DIGITAL, INC. (and its Subsidiaries)
PLAN TERM SHEET

April 16, 2013

THIS SUMMARY IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. THIS OUTLINE IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO FED. R. EVID. 408 AND ANY SIMILAR RULE OF EVIDENCE. THE TRANSACTIONS DESCRIBED IN THIS OUTLINE ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, COMPLETION OF DEFINITIVE DOCUMENTATION, INCLUDING THE PLAN OF REORGANIZATION, DISCLOSURE STATEMENT, PLAN SUPPORT AGREEMENT AND RELATED DOCUMENTS. NO PARTY TO THIS TERM SHEET SHALL HAVE ANY OBLIGATIONS UNLESS AND UNTIL THE EXECUTION OF ALL DEFINITIVE DOCUMENTATION CONTEMPLATED BY THIS TERM SHEET. ALL TERMS OF THIS TERM SHEET, INCLUDING THE PROPOSAL TO MAKE DIRECT EQUITY INVESTMENTS AND TO UNDERWRITE A RIGHTS OFFERING, ARE SUBJECT TO SATISFACTION OF ALL CLOSING CONDITIONS, THE NON-OCCURRENCE OF ALL TERMINATION EVENTS, AND THE EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION.

Plan Sponsor Group	JEC Capital Partners, LLC (“JEC”), Prescott Group Capital Management, L.L.C. (“Prescott”) and Stichting Bewaarder Ratio Capital Partners (“Ratio”) (collectively, the “Plan Sponsor Group”) shall collectively act as the sponsor of a Plan (as defined below). Contemporaneously with execution of this Term Sheet, the Plan Sponsor Group will execute and deliver a binding commitment to purchase (the “Commitment Letter”), pro rata based on their respective commitments, for the aggregate sum of $25 million (the “Purchase Price”), shares of Class B Common Stock to be issued pursuant to the Plan, which upon issuance will represent 89.29% of the total number of shares of Class A Common Stock (as defined below) and Class B Common Stock outstanding (together, the “Common Stock”), subject to the terms and conditions of the Commitment Letter, the Plan Support Agreement (as defined below) and the Plan. On or before April 16, 2013 the Plan Sponsor Group and KIT digital, Inc. (“KIT”) shall enter into a Plan Support Agreement (the “Plan Support Agreement”), in form and substance reasonably acceptable to the Plan Sponsor Group and KIT, to effectuate the terms hereof. Simultaneous with the execution and delivery of the Plan Support Agreement, the Plan Sponsor Group shall deposit or cause to be deposited $1.5 million in cash with an escrow agent reasonably acceptable to the Plan Sponsor Group and KIT, in accordance with the terms and conditions of an escrow agreement consistent with this Term Sheet and reasonably acceptable to the Plan Sponsor Group and KIT, with such sum (i) to be credited to the Purchase Price, if the Plan is consummated or (ii) upon the occurrence of a termination of this Term Sheet or the Plan Support Agreement other than due to a Plan Sponsor Breach (as defined below), or in the event that any of the terms and conditions in this Term Sheet or the Plan Support Agreement are not satisfied timely (unless waived or extended in accordance with the terms hereof or thereof) or the break-up fee becomes payable to the Plan Sponsor Group, the full amount of the deposit, plus accrued interest, shall be paid or returned to the Plan Sponsor Group. The deposit shall not be considered or become property of KIT’s estate unless and until there is a Plan Sponsor Breach or, such amounts are credited to the Purchase Price. In the event that the Plan Support Group breaches the Plan Support Agreement as determined by a final ruling of the Bankruptcy Court (a "Plan Sponsor Breach"), KIT shall be entitled to receive and retain the Deposit, it being understood that the deposit shall remain in escrow pending such final determination. Upon execution of the Plan Support Agreement, the Plan Sponsor Group shall have earned a Commitment Fee (the “Commitment Fee”) equal to two percent (2%) of the Purchase Price payable, if the Plan is consummated, on the Effective Date of the Plan, in either cash or in Class A Common Stock or a combination thereof, as determined in the sole discretion of the Plan Sponsor Group. KIT agrees that it will file and seek approval as part of its first day motions a motion seeking approval of the Plan Support Agreement and the Plan Sponsor Group’s reasonable-out of pocket expenses incurred and to be incurred in connection with the approval and consummation of the Plan or the transactions contemplated thereby, up to a maximum aggregate amount of $500,000 (the “Expense Reimbursement”).

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Plan of Reorganization:	The recapitalization and debt restructuring of KIT and certain of its wholly owned direct and indirect subsidiaries (collectively, the “Company”) is to be effectuated through a pre-negotiated plan of reorganization (the “Plan”) to be filed by the Company with the support of the Plan Sponsor Group in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Plan shall be (i) acceptable in all respects to the Company in its reasonable discretion and (ii) acceptable in all respects to the Plan Sponsor Group, in its reasonable discretion. The Company shall not amend, withdraw or revoke the Plan or waive or amend any provision thereof without the consent of the Plan Sponsor Group, which consent shall not be unreasonably withheld, conditioned, or delayed. The Plan Sponsor Group shall have the right, at any time, in its reasonable discretion, to implement a sale pursuant to section 363 of the Bankruptcy Code of certain assets of KIT to the Plan Sponsor Group in a form acceptable to Plan Sponsor Group, in its sole discretion, in lieu of the transactions contemplated by the Plan; provided, that such change to a 363 sale shall require the consent of the Company, which consent shall not be unreasonably withheld or delayed.
Issuance of Common Stock	Shares of Class B Common Stock representing 89.29% of the Common Stock (the "Sponsor Group Common Stock") of reorganized KIT ("Reorganized KIT") shall be distributed to the members of the Plan Sponsor Group, on a pro rata basis, on the effective date of the Plan (the “Effective Date”) in exchange for payment of the Purchase Price, all pursuant to the terms of the Plan Support Agreement and the Plan, such stock having the rights and terms provided below.
Terms of Sponsor Group Class B Common Stock	The Plan shall provide that the Common Stock shall be subject to dilution only by the Management Equity Plan and the Commitment Fee.

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The Class B Common Stock shall be identical in right to the Class A Common Stock, except that: Class B Common Stock shall be subject to (i) redemption upon exercise of the Warrants and (ii) automatic conversion to Class A Common upon the expiration of the exercise period of the Warrants.

There shall be no preemptive rights, The Common Stock shall have such other rights, if any, as are reasonable and customary for a company of the same type as Reorganized KIT emerging from bankruptcy, and which may include, without limitation, any one or more of the following: rights of first refusal, rights of first offer, tag-along or co-sale rights, drag-along rights, and similar rights.

The Warrants shall not be transferrable. There shall be no issuances or transfers of fractional shares.

The Plan Sponsor Group must be reasonably satisfied that the issuance of the Reorganized Common Stock, including the Sponsor Group Common Stock is exempt from registration with the Securities and Exchange Commission.

Use of Proceeds of Sponsor Group Stock Purchase	The proceeds of the Purchase Price, together with Company resources, will be used to satisfy Plan Distributions as set forth below, it being understood that the Plan Sponsor Group is only committed to fund the Purchase Price pursuant to the Commitment Letter.
Warrants	Pursuant to Section 1145 of the Bankruptcy Code, on the Effective Date, Reorganized KIT will distribute warrants (the “Warrants”) to purchase the Class A Common Stock to the current equity holders of the Company. The Warrants shall be on the following terms: (i) one Warrant for each outstanding share of existing common stock of KIT, (ii) a warrant exercise price equal to the per share price paid by the Plan Sponsor Group for the Sponsor Group Common Stock, (iii) the Warrant to be exercisable for 30 days following the distribution of such warrants pursuant to the Plan; (iv) each Warrant will be exercisable in full only, and not in part; and (v) exercise price proceeds will be used to redeem, at the same price per share paid for such redeemed shares, up to fifty percent (50%) of the shares of Sponsor Group Common Stock with the balance, if any, being used for working capital purposes.
DIP Loan	JEC Capital Partners, LLC or its designee (the “DIP Lender”) will provide the Company with a $3,000,000 debtor-in possession loan (the “DIP Loan”), secured by a junior lien (junior only to (i) that certain Loan and Security Agreement, dated as of April 15, 2010, between KIT and Venture Lending & Leasing V, Inc. and that certain Loan and Security Agreement, dated as of May 16, 2011, between KIT and Venture Lending & Leasing VI, Inc. (as the same have been and may be amended, restated, supplemented or modified from time to time, collectively, the “WTI Loan”) on the Company’s assets with priority no less than that provided by Sections 364 (1), (2) and (3) of the Bankruptcy Code. The DIP Loan shall include payment of a $125,000 agent fee and shall bear interest at 13% per annum, payable in cash and shall have such other terms and conditions as are reasonably satisfactory to the DIP Lender and KIT. Upon confirmation of the Plan, the DIP Loan shall be paid and satisfied in full by (i) the payment in cash of all accrued interest, and (ii) the payment of principal by the issuance to the DIP Lender of shares of Class A Common Stock (“Class A Common Stock”) representing 10.71% of the outstanding shares of the Common Stock.

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Board of Directors	The Plan will provide for a board consisting of five directors. Three directors shall be appointed by the Plan Sponsor Group with one independent director to be selected by the Plan Sponsor Group. The other director shall be the Chief Executive Officer of KIT.
Charter/By-Laws	Reorganized KIT shall adopt articles of incorporation, by-laws and other governing documents in accordance with the Plan, in form and substance acceptable to the Plan Sponsor Group in its sole discretion.
Releases	The Plan will contain releases customary for a transaction of this type, it being understood that such releases will include releases for any employees or directors who remain employees or directors as of the day prior to the Effective Date of the Plan.
Plan Distributions:
Administrative Claims and Priority Claims	Paid in full in cash.
Secured Tax Claims, Other Secured Claims	Unimpaired.
Senior Secured Term Loan	The WTI Loan shall be impaired. The WTI Loan shall be paid on the Effective Date in cash at par, without any accrued post-petition interest, premium or penalty, including any pre-payment or change of control penalty.
General Unsecured Claims	Each holder of an allowed General Unsecured claim shall receive cash for the full amount of its allowed claim, without post-petition interest.
Securities Litigation Claims	Each holder of an allowed Securities Litigation Claim (i.e., the pending securities class action lawsuit and pending stockholder derivative suits) shall be paid pro rata from all rights of the Company in and to available insurance proceeds.
All Equity Interests and Subordinated Claims (other than Securities Litigation Claims).	In return for their equity interests in the Debtor the holders of equity interests shall receive the Warrants. Holders of allowed Subordinated Claims, to the extent not otherwise covered by insurance proceeds, shall be entitled to receive the Warrants on a pro rata basis along with equity interests as a single class.
Closing Conditions:

(1)   the filing of chapter 11 petitions for KIT by April 24, 2013 (the “Filing Date”) in the Bankruptcy Court together with first day orders satisfactory to the Plan Sponsor Group in its reasonable discretion;

(2)   the filing with the Bankruptcy Court by the Filing Date of the Plan satisfactory to the Plan Sponsor Group in its reasonable discretion;

(3)   the filing with the Bankruptcy Court by May 7, 2013 of the Disclosure Statement satisfactory to the Plan Sponsor Group in its reasonable discretion;

(4)   execution, delivery, and filing with the Bankruptcy Court of all related documentation embodying the remaining terms of the Term Sheet satisfactory to the Plan Sponsor Group in its reasonable discretion;

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(5)   there shall not have occurred any Event (as defined below) which has had, or is reasonably likely to result in, a Material Adverse Effect (as defined below);

(6)   the entry of a final and non-appealable order confirming the Plan, the terms of such order being satisfactory to the Plan Sponsor Group in its reasonable discretion (the “Confirmation Order”), within ninety (90) days of the Filing Date;

(7)   the Plan Sponsor Group shall have approved the assumption or rejection of all executory contracts and unexpired leases in their sole discretion.

“Material Adverse Effect” shall mean any event, change, effect, development, state of facts, condition, circumstance or occurrence (each, an “Event”) that individually or taken together with other Events, has or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operation or financial condition of KIT and its subsidiaries, taken as a whole, except to the extent that such material adverse effect results from or is attributable to any of the following: (i) any Events in general United States or global economic conditions; (ii) any regulatory, legislative or political or geopolitical Events or securities, credit, currency, financial or other capital markets Events, in each case in the United States, or any other jurisdiction or geographical area where KIT does business; (iii) the execution and delivery of this Term Sheet or the Plan Support Agreement, or the public announcement or pendency of the Term Sheet or the Plan Support Agreement, any bankruptcy filing or any of the other transactions contemplated hereby; (iv) any adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or other change, or proposed adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or change, in generally accepted accounting principles (or other accounting standards applicable to KIT or its subsidiaries) or in any law applicable to KIT or its subsidiaries; (v) any man-made or natural disasters or other force majeure Events or the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Term Sheet (whether or not pursuant to the declaration of a national emergency or war); (vi) taking any action or refraining to take any action in accordance with the terms of this Term Sheet or the Plan Support Agreement or otherwise taken or refrained from being taken in accordance with the written instructions of the Plan Support Group; or (vii) the financial irregularities and related financial restatement required by KIT in connection with the events previously publicly disclosed by the KIT in its public filings made since January 1, 2012; provided, however, that any Event referred to in clauses (i), (ii) or (v) shall not be excluded pursuant to such clauses to the extent (and only to the extent) it disproportionately affects KIT and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries and countries and regions in which KIT and its subsidiaries operate.

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Management Equity Plan:	An appropriate management equity incentive plan, as determined by the Plan Sponsor Group in its sole discretion, will be established pursuant to the Plan (the “Management Equity Plan”).
Fiduciary Out:	From the date of execution by KIT of this Term Sheet through the earlier of (a) the Effective Date of the Plan and (b) the date that is 120 days from the date of execution by of this Term Sheet, KIT shall not solicit or negotiate with respect to other offers to purchase the equity of KIT, all or substantially all of its assets or propose any plan of reorganization or plan of liquidation to retain or dispose of all or any material portion of the equity of KIT or its assets (an “Alternative Transaction”); provided, however, that if after the date hereof the Board of Directors of KIT receives a written offer to enter into an Alternative Transaction made after the date hereof in circumstances not involving a breach of this section and the Board of Directors of KIT (a) believes in good faith that such Alternative Transaction is bona fide, (b) determines in good faith that such Alternative Transaction constitutes or would reasonably be expected to lead to a superior proposal, it being understood and agreed that to the extent the existing common stock of KIT receives consideration from the bankruptcy estate, KIT will, within the bounds of its fiduciary duties, give greater consideration to transactions structured to allow the existing shareholders to retain an equity interest in the Reorganized KIT, and (c) determines in good faith, after consulting with and receiving advice of its outside counsel, that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to the KIT’s stockholders under Delaware law, then the KIT may, after providing the Plan Sponsor Group not less than seventy-two (72) hours written notice of their intention to take such actions (i) furnish information with respect to KIT to the third party proposing such Alternative Transaction; provided that KIT, concurrently with its delivery to such third party, advises the Plan Support Group of all non-public information delivered to such third party and delivers to the Plan Support Group all such information not previously provided to the Plan Support Group, and (ii) consider and participate in discussions and negotiations with such third party or its representatives regarding such Alternative Transaction. During such 72-hour period, if the Plan Support Group matches any such Alternative Transaction negotiated pursuant to this provision, then KIT shall pursue such Alternative Transaction with the Plan Support Group. If KIT, after satisfying the terms hereof and not in breach of its obligations hereunder, KIT accepts or enters into an offer with respect to an Alternative Transaction with a third party, KIT shall pay a break-up fee to the Plan Sponsor Group of $1.5 million and the Expense Reimbursement.
Termination Events:

Any of the following events entitle the Plan Sponsor Group to terminate all of the agreements contemplated by this Term Sheet, including without limitation the Commitment Agreement:

(1)   The failure to file Chapter 11 cases and the Plan on or before April 24, 2013;

(2)   The failure to file with the Bankruptcy Court a disclosure statement for the Plan containing all necessary information for approval on or before May 7, 2013 and to obtain approval within forty-seven (47) days of the Filing Date;

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(3)   An order confirming the Plan shall not have been entered and does not become final and non-appealable on or before within ninety (90) days of the Filing Date;

(4)   The Effective Date has not occurred on or before ninety five (95) days of the Filing Date;

(5)    The Company shall have entered into an Alternative Transaction;

(6)    KIT shall have materially breached the Plan Support Agreement

(7)    There shall have occurred any event or circumstance which has had, or is reasonably likely to result in, a Material Adverse Effect, as determined by the Plan Sponsor Group in its reasonable discretion; and

(8)     The appointment of a Chapter 11 trustee, the dismissal or conversion of the cases to Chapter 7 of the Bankruptcy Code, the appointment of an examiner with expanded powers including, without limitation, any involvement in KIT’s operations, any change in management, or any change in KIT’s board of directors.

KIT shall be entitled to terminate all of the agreements contemplated by this Term Sheet if:

(1)    The Plan Sponsor Group shall have materially breached the Plan Support Agreement;

(2)    The Company shall have entered into an Alternative Transaction; and

(3) The Effective Date has not occurred on or before one hundred fifty (150) days of the Filing Date.

Publicity:	The Plan Sponsor Group and the Company will agree on a time to issue a press release or other public statement and the content of such release. Prior to the issuance of such press release or other public statement, neither shall make any announcement regarding such transaction, except to the extent (based on the advice of counsel) required by law.
Governing Law:	This Plan Term Sheet shall be governed by the laws of the State of New York.

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The parties hereto agree to the terms set forth in this Plan Term Sheet, subject to the opening paragraph hereof.

JEC Capital Partners, LLC

By:  /s/ Michael Torok

Name: Michael Torok

Its: Managing Director

Prescott Group Capital Management, L.L.C.

By:  /s/ Phil Frohlich

Name: Phil Frohlich

Its: Manager

Stichting Bewaarder Ratio Capital Partners

By:  /s/ E.A. Kuijl

Name: E.A. Kuijl

Its: Director

By:  /s/ G.B. Oldekamp

Name: G.B. Oldekamp

Its: Authorized Signatory A

KIT digital, Inc., on behalf of itself and

its subsidiaries

By:  /s/ Fabrice Hamaide

Name: Fabrice Hamaide

Its: CFO

[Signature Page to Plan Term Sheet]

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